Exhibit 99.2

The Croghan Colonial Bank	NEWS RELEASE

323 Croghan Street
Fremont OH 43420

For Immediate Release	Contact: Dian Franks
December 9, 2013	(419) 355-2238

Croghan Colonial Bank Expands Board of Directors

Croghan Bancshares, Inc. and Croghan Colonial Bank have expanded their respective Boards to include John J. Caputo and James C. Dunn. Both Mr. Caputo and Mr. Dunn were former directors of Indebancorp and National Bank of Ohio. On December 6, 2013, Croghan completed its acquisition of Indebancorp and National Bank of Ohio.

John Caputo is Semi-Retired, Co-owner /Vice President, Jack Bradley Realty Company, a full service real estate company active in sales, management and development in Ottawa County since 1976 and Sandusky County since 1990. Mr. Caputo is Past President of the Ottawa County Board of Realtors and Port Clinton Downtown Business Association. He is a member of Immaculate Conception Parish and Middle Bass Island Yacht Club and was a member of the Indebancorp/NBOH Board of Directors since 1995.

James Dunn is 3rd generation - Co-Owner Dunn Chevrolet Buick, Oregon, Ohio. Mr. Dunn is Past President of Oregon Economic Development Foundation, Recent President of Toledo Area Auto Dealers Association and Past Member of Bay Park Hospital. Mr. Dunn was a member of the Indebancorp/NBOH Board since 1979.

Rick Robertson, President & CEO of Croghan stated “not only are we optimistic about the completed acquisition, we are extremely pleased to add two talented individuals such as John Caputo and James Dunn to our boards.”

The Croghan Colonial Bank was founded in 1888 and proudly serves Sandusky, Ottawa, Erie, Huron, Lucas, Seneca and Wood Counties with banking center locations in Fremont, Oak Harbor, Bellevue, Clyde, Curtice, Green Springs, Monroeville, Norwalk, Oregon, Perrysburg, Port Clinton and Tiffin. Croghan Colonial Bank is a recognized leader in community banking throughout the region. Its focus is helping all community members achieve their financial goals.

Additional information about Croghan Colonial Bank can be found at www.croghan.com.